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                                                             EXHIBIT (23)-2


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 for the registration of $200 million of additional debt securities and in Post Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-1709) and related Prospectus of Aeroquip-Vickers, Inc. and to the incorporation by reference of our reports dated January 22, 1997, with respect to the consolidated financial statements of Aeroquip-Vickers, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                          /S/ ERNST & YOUNG LLP

Toledo, Ohio
August 26, 1997